Liberty Silver Completes Silver Resource Estimate at the Trinity Mine Project

RENO, NV--February 28, 2011 - Liberty Silver Corp. (OTC.BB: LBSV - News) ("Liberty" or the "Company") today announced that an independently verified mineral resource estimate has been completed on the Trinity mine project in Nevada.    The 43-101 compliant technical report was prepared by Mine Development Associates of Reno, Nevada.

“We are very pleased with the initial 43-101 estimates for the Trinity project,” stated Geoff Browne, Chairman and CEO of Liberty. “Liberty Silver believes that the report, which was tightly focused on the known resource, confirms that this is a viable, commercial project. Our confidence is substantiated by the wealth of data from previous mining operations, exploration drilling and geophysics programs, which also indicate substantial potential for expanding the resource outside the identified deposit area.”

Trinity Inferred Mineral Oxide Resources

Cutoff (oz Ag/ton)	Inferred Oxide Resources
	Tons	oz Ag/ton	oz Ag contained
0.30	12,019,000	0.54	6,490,000
0.40	5,506,000	0.78	4,295,000
0.50	2,863,000	1.1	3,149,000
0.65	1,901,000	1.37	2,605,000
1.00	1,019,000	1.87	1,906,000
2.00	203,000	4.08	828,000

Trinity Inferred Mineral Sulphide Resources

Cutoff (oz/ton Ag equiv)	Inferred Sulfide Resources
	Tons	oz/ton Ag equiv	oz Ag/ton	% Pb	% Zn	oz Ag	oz Ag equiv*
1.00	8,408,000	1.89	1.27	0.23%	0.43%	10,691,000	15,891,120
1.20	6,113,000	2.20	1.56	0.25%	0.43%	9,539,000	13,448,600
1.30	5,336,000	2.33	1.69	0.25%	0.43%	9,036,000	12,432,880
1.50	4,119,000	2.61	1.97	0.26%	0.42%	8,100,000	10,750,590
2.00	2,288,000	3.33	2.70	0.30%	0.37%	6,170,000	7,619,040
3.00	902,000	4.75	4.14	0.32%	0.33%	3,731,000	4,284,500

*Liberty Silver estimate

The oxide resources are listed using a cutoff grade of 0.65 oz Ag/t. This cutoff grade was chosen to capture mineralization potentially available to open pit extraction and heap leach processing, and it was derived using a $17 per ounce silver price (three-year average) and a 75% heap leach recovery factor. For the sulphide mineralization, a 1.3 oz/ton Ag-equivalent cutoff grade, chosen to reflect potential open-pit mining, milling, and production of concentrates by flotation. The cutoff assumes 90% recovery by flotation of the silver, lead, and zinc, and metal prices of $17 per ounce for silver and $0.80 per pound for both lead and zinc.

The resource is based upon assay results from a historic database of 306 drill holes as well as processing and recovery data from the historic operation and metallurgical testing. A total of 40 cross sections spaced at 100ft intervals across the deposit were used for the modeling of the Trinity mineral domains.

Silver mineralization at Trinity occurs as oxidized and unoxidized sulfides in veinlets, as fracture controlled mineralization, and as disseminated zones of tabular mineralization primarily within Tertiary rhyolite porphyry, aphanitic rhyolite, and volcaniclastic rocks.

“Although this is our initial resource report, we view Trinity as an advanced project in an established mining jurisdiction with existing infrastructure, which we can and intend to bring into production quickly with minimal CAPEX expenditures. Trinity compares very favorably to other projects in the region which are on stream with lower grades than those confirmed in this report,” commented William Tafuri, President and COO of Liberty.

Further Resource Development Potential

In addition to the resource defined in the 43-101 compliant technical report, the Trinity project has extensions to the north, southwest and at depth below the current pit, that have been drilled previously. These extensions are outside the defined 43-101 resource area but have the potential to significantly expand the size and scope of the project.  The next phase of the project will include a drilling program to bring these extensions into 43-101 compliance.

Exploration Potential

 Work is being completed to identify the exploration targets on the property using the previous geophysical work combined with the new geophysical survey completed in 2010 as well as the previous drilling results.

A copy of the full resource estimation report will be available on the Liberty website (www.libertysilvercorp.com) within 45 days of this news release. The mineral resources estimated were completed by Michael Gustin Ph.D. P.Geo, of Mine Development Associates. Dr. Michael Gustin is the Qualified Person for the purposes of National Instrument 43-101 Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators and has verified the data disclosed in this release.

About Liberty Silver Corp.

Liberty Silver Corp., a publicly held American company traded on the OTCBB as LBSV, is focused on exploring and developing mineral properties located in North America. The Company is led by a skilled, experienced management team and board of directors with significant experience managing exploration, development and mining projects. The Company is committed to creating value for its shareholders by advancing its current projects to production, developing new resources on its current properties, and by acquiring new properties that have the potential to increase their resource base. Liberty Silver has the right to earn a 70 percent interest in the Trinity property subject to certain obligations.

For additional information

Kevin O’Connor, Investor Relations

Telephone: (416) 962-3300

Email: ko@spinnakercmi.com

www.libertysilvercorp.com

Certain statements in this press release are forward-looking and involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Liberty Silver Corp. bases these forward-looking statements on current expectations and projections about future events, based on information currently available. The forward-looking statements contained in this press release may also include statements relating to Liberty Silver Corp.'s anticipated financial performance, business prospects, new developments, strategies and similar matters. Liberty Silver Corp. disclaims any obligation to update any of its forward-looking statements, except as may be required by law.

Mineral resources that are not mineral reserves do not have demonstrated economic viability. Mineral resource estimates do not account for mineability, selectivity, mining loss and dilution. The assessment in the 43-101 report is preliminary in nature, includes inferred mineral resources that are considered too speculative geologically to have economic considerations applied to them that would enable them to be categorized as mineral reserves and there is no certainty that these inferred mineral resources will be converted to the measured and indicated categories through further drilling, or into mineral reserves, once economic considerations are applied.

Due to the uncertainty that may be attached to Inferred Mineral Resources, it cannot be assumed that all or any part of an Inferred Mineral Resource will be upgraded to an Indicated or Measured Mineral Resource as a result of continued exploration. Confidence in the estimate is insufficient to allow the meaningful application of technical and economic parameters or to enable an evaluation of economic viability worthy of public disclosure. Inferred Mineral Resources must be excluded from estimates forming the basis of feasibility or other economic studies.